Exhibit 23.1


              Consent of Independent Certified Public Accountants



The Board of Directors
BNCCORP, Inc.:


We consent to incorporation by reference of our report dated January 29, 2004, relating to the consolidated balance sheets of BNCCORP, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Form 10-K of BNCCORP, Inc., and in the following Registration Statements of BNCCORP, Inc.: Nos. 333-03512, 333-58584, and 333-98647 on Form S-8.




Minneapolis, Minnesota
March 19, 2004